EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	John D. Hellmann, VP & CFO
(510) 222-4405

SHOE PAVILION REPORTS FOURTH QUARTER EARNINGS OF $0.14 PER FULLY

DILUTED SHARE AND $0.30 PER FULLY DILUTED SHARE FOR FISCAL 2004

Pinole, California, March 17, 2005 – Shoe Pavilion, Inc. (Nasdaq SmallCap Market: SHOE) today reported net income of $1.0 million or $0.14 per fully diluted share for the thirteen week fourth quarter ended January 1, 2005, compared to a net loss of $60,000 or ($.01) per share on a restated basis for the fourteen week fourth quarter ended January 3, 2004, which included a before tax charge of approximately $1.0 million for costs associated with the settlement of a wage and hour lawsuit. For the 52 week fiscal year ended January 1, 2005, the Company reported net income of $2.1 million or $0.30 per fully diluted share compared to a net loss of $2.9 million or ($.43) per share on a restated basis for the 53 week fiscal year ended January 3, 2004.

Net sales increased 11.5 % to $24.8 million for the thirteen week fourth quarter ended January 1, 2005, compared to net sales of $22.2 million for the fourteen week fourth quarter ended January 3, 2004. Net sales for the fiscal year ended January 3, 2004 included $1.5 million in sales related to the additional week in the fourth quarter. Comparable store net sales for the thirteen weeks ended January 1, 2005 increased 14.7%.

Net sales for the 52 week fiscal year ended January 1, 2005 increased 2.6% to $85.8 million compared to net sales of $83.6 million for the 53 week fiscal year ended January 3, 2004. Net sales for the fiscal year ended January 3, 2004 included $1.5million in sales related to the additional week in the fourth quarter. Comparable store net sales for the 52 week period ended January 1, 2005 increased 3.9%.

Mr. Dmitry Beinus, Chairman and CEO, stated “I am very pleased with our operating results for the year. We achieved both an increase in comparable store sales as well as improvement in our gross margin. We are particularly proud of our fourth quarter results in which our comparable store sales increased 14.7%. In 2004 we were able to successfully identify the appropriate inventory items to satisfy our customer’s demands. During the next eighteen months the Company plans to open between 15 to 20 stores.”

Lease Accounting Issues

The Company reported in a Form 8-K, filed with the Securities and Exchange Commission on March 3, 2005 that it had reviewed its lease accounting practices as a result of a recent interpretation issued by the Chief Accountant of the SEC. In the filing the Company announced that it intended to change its lease accounting treatment and would restate certain historical financial statements. The Company will restate its prior year financial statements in its annual report on Form 10-K for the year ended January 1, 2005. For Fiscal years 2003 and 2002 the Company will record a charge, net of taxes, of $204,000 or $0.03 per share and $175,000 or $0.02 per share, respectively. The resulting adjustments will not affect historical or future cash flows. All financial data in this press release that is affected by the changes in the Company’s lease accounting practices has been restated as applicable.

During the quarter ended January 1, 2005 the Company opened two stores. Since the end of the fourth quarter the Company closed two stores bringing the total number of stores the Company operates to 84.

Shoe Pavilion is an independent off-price footwear retailer on the West Coast. It offers a broad selection of women’s, men’s and children’s designer label and name brand footwear and related accessories, typically at 20% to 60% below department store regular prices for the same shoes. The Company has 84 stores in California, Washington, Oregon and Arizona.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations. These factors include, without limitation, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company’s ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management’s ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner. Other risk factors are detailed in the Company’s filings with the Securities and Exchange Commission. The Company intends these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.

Shoe Pavilion, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except earnings per share and number of stores)

	13-Weeks ended January 1, 2005	14-Weeks ended January 3, 2004	52-Weeks ended January 1, 2005	53-Weeks ended January 3, 2004
		(Restated)		(Restated)
Net sales	$24,796	$22,240	$85,770	$83,566
Cost of sales and related occupancy expenses	15,552	14,850	55,831	59,870

Gross profit	9,244	7,390	29,939	23,696
Selling, general and administrative expenses	7,515	7,443	26,195	28,321

Income (loss) from operations	1,729	(53)	3,744	(4,625)
Interest expense	(117)	(75)	(361)	(290)
Other income, net	1	0	11	0

Income (loss) before income taxes	1,613	(128)	3,394	(4,915)
Income tax benefit (expense)	(622)	68	(1,333)	1,983

Net income (loss)	$991	$(60)	$2,061	$(2,932)

Earnings (loss) per share:
Basic	$0.15	$(0.01)	$0.30	$(0.43)
Diluted	$0.14	$(0.01)	$0.30	$(0.43)

Weighted average shares outstanding:
Basic	6,801	6,800	6,800	6,800
Diluted	6,970	6,800	6,909	6,800

Stores operated at end of period			86	85

SHOE PAVILION, INC.

CONSOLIDATED BALANCE SHEETS

Unaudited

(amounts in thousands, except share data)

	January 1, 2005	January 3, 2004
		(Restated)
ASSETS

CURRENT ASSETS:
Cash	$1,179	$1,034
Receivables	131	130
Income tax receivables	—	13
Inventories	35,654	26,960
Deferred income taxes	718	1,938
Prepaid expenses	1,469	1,521

Total current assets	39,151	31,596

FIXED ASSETS:
Store fixtures and equipment	4,328	4,194
Leasehold improvements	4,984	4,579
Information technology systems	2,303	2,311

Total	11,615	11,084
Less accumulated depreciation	8,583	8,004

Net fixed assets	3,032	3,080

Deferred income taxes and other	1,775	2,025

TOTAL	$43,958	$36,701

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Borrowings under credit agreement	$6,612	$5,045
Accounts payable	10,456	6,720
Accrued expenses	2,974	3,373

Total current liabilities	20,042	15,138

Deferred rent	3,359	3,069
Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock- $.001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock- $.001 par value: 15,000,000 shares authorized; 6,801,021 and 6,800,000 shares issued and outstanding	7	7
Additional paid-in capital	13,969	13,967
Retained earnings	6,581	4,520

Total stockholders’ equity	20,557	18,494

TOTAL	$43,958	$36,701